Exhibit 19
INSIDER TRADING POLICY

POLICY QUICK REFERENCE

•This Policy applies to all Teradata Corporation Associates1.
•Associates must not trade in Teradata securities or the securities of other companies while in possession of material non-public information about Teradata or such other companies that was gained through the Associate’s work with Teradata or other involvement with such other company.

•In addition, the following special rules apply:

◦Associates cannot “tip” others to trade in Teradata securities by sharing material non-public information about Teradata;

◦“Restricted insiders” (defined below) must not trade in Teradata securities during the “blackout periods” before and after Teradata’s financial results are publicly disclosed or during any “event-specific blackout”;

◦All Executive Leadership Team members and members of the Teradata Board of Directors must pre-clear any transaction in Teradata securities;

◦Teradata’s Board of Directors and Executive Leadership Team members must not pledge Teradata securities as collateral for loans (including depositing such securities in margin accounts); and

◦Associates may not trade in derivative securities of Teradata securities (e.g., puts and calls) or engage in hedging transactions (e.g., equity swaps) involving Teradata securities.

1 "Associates” means (i) all members of Teradata’s Board of Directors, (ii) all members of the Executive Leadership Team, (iii) all employees of Teradata and its subsidiaries, (iv) other persons determined by Teradata’s Chief Legal Officer or the person in the Law team in the role that functions as the Company’s chief corporate and governance counsel (the “Chief Corporate and Governance Counsel”) to be subject to this Policy, such as contractors or consultants who have access to material non-public information, and (v) family members, other members of a person’s household, economic dependents, and entities controlled by any Associate covered by this Policy.

INSIDER TRADING POLICY
POLICY

Teradata Associates cannot engage in any of the following activities:

a)trading in Teradata securities while in possession of material non-public information about Teradata (subject to the limited exceptions described below);

b)recommending to any person the purchase or sale of Teradata securities while in possession of material non-public information about Teradata;

c)disclosing material non-public information about Teradata to persons whose jobs do not require them to have that information;

d)trading in derivative securities of Teradata (such as short sales, puts and calls) or otherwise engaging in transactions designed to hedge or offset any decrease in the market value of Teradata equity securities;

e)speculative trading of Teradata securities (buying and selling shares on the open market within a six month period); or

f)trading in securities of other companies, or tipping information about such companies, while in possession of material non-public information about those companies that was gained through the Associate’s work with Teradata or other involvement with such other company.

In addition, there are other key restrictions that must be followed with respect to trading in Teradata securities, including:

a)certain Associates who are designated “restricted insiders” must not trade in Teradata securities during the “blackout periods” before and after Teradata’s financial results are publicly disclosed or during any “event-specific blackout”;

b)all Executive Leadership Team members and members of the Teradata Board of Directors must pre-clear all transactions in Teradata securities; and

c)Board of Directors and Executive Leadership Team members must not pledge Teradata securities as collateral for loans (including depositing such securities in margin accounts).

Any violations of this Policy must be reported immediately to the Law Department or to Teradata’s Ethics Helpline. Such violations may result in disciplinary action, including immediate termination of employment.

POLICY STATEMENTS

1.Trading in Teradata Securities

aIf an Associate has “material non-public information” about Teradata, the Associate cannot trade in Teradata “securities” (as such terms are defined below) until that information is publicly disclosed and the general public has had the opportunity to absorb the information.

b“Material non-public information” is defined for purposes of this Policy as information about a company that (a) has not been widely disclosed (e.g., by a press release or Securities and Exchange Commission filing) and available to the public for at least one full trading day and (b) a reasonable investor is likely to consider relevant to his or her decision to buy, sell or hold a security of that company.

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▪Material non-public information can be positive or negative and may include any type of information that, if publicly disclosed, would likely have an effect on the market price of a security.
•There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.
•This definition requires Associates to use their best judgment to determine whether, based on the facts and circumstances, they have material non-public information. Examples of items that typically constitute material non-public information are included in the Policy Supplement. When in doubt, an Associate should assume information is material non-public information. Associates can contact the Chief Legal Officer or Chief Corporate and Governance Counsel for advice.
•Associates may learn material non-public information because they have a “need to know” that information to perform their jobs. They may also indirectly learn material non-public information at work by “putting two-and-two together,” overhearing colleagues, etc. Regardless of how the information is learned, the same restrictions on trading apply.
•Information is not considered publicly disclosed if it is available only to Teradata employees, or if it is only available to a select group of analysts, brokers and institutional investors.
•Information is not considered publicly disclosed immediately after a press release or other public filing is made; as a general rule, at least one full trading day needs to pass after the dissemination of information before such information is considered public.

◦The term Teradata “securities” includes shares of Teradata’s or its subsidiaries’ common stock, preferred stock, or any other class of stock. Notes, debentures or other types of debt securities, warrants, rights, restricted stock units, stock options, and other convertible securities are also considered Teradata securities, as are derivative securities that are not issued by Teradata, such as exchange traded put or call options, or swaps relating to Teradata securities.

◦For purposes of this Policy, the term “trading” in Teradata securities includes any transactions in Teradata securities, such as purchases and sales on the open market or exercising options (other than paying the exercise price in cash to obtain the stock underlying that option and holding that stock).

◦In general, making a bona fide gift is not considered “trading” under this Policy; however, caution should be exercised when an Associate has reason to believe that the recipient of the gift intends to sell the Teradata securities when the Associate or such recipient is aware of material non-public information about Teradata. In addition, any gifts by members of the Executive Leadership Team or the Board of Directors must be pre-approved by the Chief Corporate and Governance Counsel or Chief Legal Officer and generally cannot occur during blackout periods.

◦This Policy applies to any family members who reside with the Associate (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Associate’s household, and any family members who do not live in the household but whose transactions in Teradata securities are directed by the Associate or subject to the Associate’s influence or control, such as parents or children who consult with the Associate before they trade in securities (collectively referred to as “Family Members”). For purposes of this Policy and applicable securities laws, an Associate should treat all transactions in Teradata securities by Family Members as if the transactions were for the Associate’s own account.

INSIDER TRADING POLICY

◦Transactions by any entities the Associate influences or controls, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Associate’s own account.
◦This Policy does not apply to transactions in mutual funds that are invested in Teradata securities.

◦Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances.

2. Trading by “Restricted Insiders”

Because certain Associates are more likely to have access to material non-public information about Teradata, they are considered “restricted insiders” under this Policy.

•These restricted insiders include:
◦members of Teradata’s Board of Directors;
◦Executive Leadership Team members;
◦direct reports of Executive Leadership Team members, including executive assistants;
◦employees who are Directors and higher;
◦participants in the Sales Incentive Program;
◦employees in the Investor Relations, Corporate Business Development, Corporate Strategy, Corporate Secretary, Corporate Controller, Enterprise Risk and Audit, External Reporting, and Law functions; and
◦all other employees, consultants, contractors and advisors identified by the Chief Legal Officer and/or Chief Corporate and Governance Counsel as restricted insiders under this Policy.

◦Associates will not be considered “restricted insiders” under this Policy once they no longer actively work for Teradata (even though they may still be on Teradata’s payroll) or otherwise do not fall into the above categories. However, Associates may never trade in Teradata securities while they are in possession of material non-public information about Teradata, whether or not they are currently employed by Teradata or designated a restricted insider.

Blackout Periods

◦Restricted insiders are subject to the general rule on trading and therefore cannot trade in Teradata securities if they have material non-public information. In addition, to avoid even the appearance of impropriety, restricted insiders are not permitted to trade in Teradata securities during any insider trading “blackout period.” These periods begin at the close of trading on the 15th day of the third month of any fiscal calendar quarter (March 15, June 15, September 15, December 15) and end one full trading day after the public release of quarterly or annual financial information by Teradata.

◦From time to time, an event may occur that is material to Teradata and is known by only a few Associates. So long as the event remains material and non-public, the persons designated by the Chief Legal Officer and/or Chief Corporate and Governance Counsel may not trade Teradata securities (“event-specific blackout”). You will be specifically notified if you are subject to an event-specific blackout by either the Chief Legal Officer and/or Chief Corporate and Governance Counsel. The existence of an event-specific blackout will not be announced to Teradata as a whole and should not be communicated to any other person. Even if you have not been designated as a person who should not trade

INSIDER TRADING POLICY

due to an event-specific blackout, you should not trade while aware of material non-public information. Exceptions will not be granted during an event-specific blackout.

Pre-Clearance of Transactions

◦Teradata’s Executive Leadership Team members and members of the Board of Directors (including their family members, other members of such person’s household, and entities controlled by such person) are further restricted under the Policy because they are required to pre-clear all of their transactions in Teradata securities with the Chief Corporate and Governance Counsel or Chief Legal Officer as required under Teradata’s Pre-Clearance Procedures. Clearance of a transaction does not constitute a recommendation by Teradata or any of its employees or agents that Associates should engage in the subject transaction and will only be valid for the time period indicated in the clearance. The Chief Corporate and Governance Counsel or Chief Legal Officer are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then such person will refrain from initiating any transaction in Teradata securities and will not inform any other person of the restriction.

◦Executive Leadership Team members and members of the Board of Directors are also required to report transactions made pursuant to a pre-clearance to the Chief Corporate and Governance Counsel and Senior Corporate Paralegal not later than the end of the trading day on which the transaction occurs, unless they are made through Fidelity, in which case such trades will automatically be reported.

3. Unauthorized Disclosure or “Tipping”

•Associates must not disclose material non-public information to others by “tipping” that information. Tipping means the improper disclosure of material non-public information about Teradata or another company to any person, including a relative, friend, or other third party – whether or not that person trades in any securities on the basis of such information.

•An Associate may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including a tippee who trades on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. A tippee inherits an insider’s duties and therefore are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.

•Associates must avoid tipping directly, or indirectly by implication – for example, a meaningful wink. Tipping can also include (a) instructing a third party to purchase or sell securities or derivative securities (defined below) on your behalf, or (b) advising or encouraging another person to trade in a security or derivative security while possessing material non-public information.

•To avoid tipping, Associates should comply with Teradata’s policies with respect to the treatment of its confidential and proprietary information and disclose material non-public information only to those with a “need to know.” Associates should be very careful not to discuss such information casually at work, at home or outside of the office.

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4. Trading in Other Companies’ Securities

Associates who learn material non-public information about another company through their work at Teradata are subject to the same restrictions against trading and tipping that apply to Teradata securities. For example, an Associate who learns that another company is being considered for a major contract or a joint venture may not use that information to trade in that company's securities, if that information is material and non-public. Associates should take all necessary and required actions to protect the confidentiality of any such information if learned while performing work for Teradata and use it only for Teradata purposes.

5. Trading in Derivative Securities or Engaging in Hedging Transactions Involving Teradata securities
•Some types of legal trading often appear to be based on the misuse of material non-public information. To avoid even an appearance of impropriety, Associates may not trade in derivative securities of Teradata or engage in hedging transactions involving Teradata securities.

•The term “derivative securities” includes publicly traded options, short sales, puts, calls, covered calls, straddles, strips, or similar derivative securities.

•The term “hedging transactions” includes pre-paid variable forwards, equity swaps, collars and exchange funds designed to hedge or offset any decrease in the market value of Teradata securities.

6. Margin Accounts and Pledging Teradata Securities

Teradata securities held in a margin account or pledged as collateral for a loan may be sold without the Associate owner’s consent by the broker if the Associate fails to meet a margin call or by the lender in foreclosure if there is a default on the loan. A margin or foreclosure sale that occurs when an Associate is aware of material non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, (a) employees should exercise caution in holding Teradata securities in a margin account or pledging Teradata securities as collateral for a loan, and (b) Teradata’s Executive Leadership Team and members of the Board of Directors are prohibited from pledging Teradata securities as collateral for a loan or as specific covered collateral for a margin purchase.

7. Short-Term and/or Speculative Trading
To avoid the appearance of improper trading, Associates should not engage in short-term and/or speculative trading of Teradata securities – that is, the purchase and sale of securities on the open market within a six-month period. Teradata’s Executive Leadership Team and members of the Board of Directors may never engage in any short-term speculation of Teradata securities.

8. Short Sales

Short sales of Teradata securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Teradata’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Teradata’s performance. For these reasons, short sales of Teradata securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits Executive Leadership Team members and members of the Board of Directors from engaging in short sales.

INSIDER TRADING POLICY

9. Standing or Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Associate is in possession of material non-public information. Teradata therefore discourages placing standing or limit orders on Teradata securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration.

10. Rule 10b5-1 Plans

Teradata permits its members of the Board of Directors, Executive Leadership Team, and certain other employees to adopt written trading plans that comply with Rule 10b5-1 of the Exchange Act (“Rule 10b5-1 Plan”). A Rule 10b5-1 Plan must be approved by the Chief Corporate and Governance Counsel or Chief Legal Officer and meet the requirements of Rule 10b5-1 of the Exchange Act and any guidelines issued by Teradata for such plans, including the Teradata 10b5-1 Trading Plan Program Guidelines.

11. Post-Termination Transactions

This Policy continues to apply to transactions in Teradata securities even after termination of an Associate’s service to Teradata. If an individual is in possession of material non-public information when such individual’s service terminates, that individual may not trade in Teradata securities until that information has become public or is no longer material. The pre-clearance procedures specified above, however, will cease to apply to transactions in Teradata securities upon the expiration of any blackout period, event-specific blackout, or other Teradata-imposed trading restrictions applicable at the time of the termination of service.

12. Policy Administration

The Chief Legal Officer and/or Chief Corporate and Governance Counsel are responsible for the administration of this Policy. All determinations and interpretations by the Chief Legal Officer and/or Chief Corporate and Governance Counsel shall be final.

13. Violations of Policy

Associates have an individual responsibility to comply with this Policy. Any action on the part of Teradata, the Chief Legal Officer, the Chief Corporate and Governance Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. An individual may, from time to time, have to forego a proposed trade in Teradata securities even if the Associate planned to make the transaction before learning of material non-public information and even though the individual believes such individual may suffer an economic loss or forego anticipated profit by waiting. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse an Associate’s failure to comply with this Policy.

Supervisors who fail to take steps to prevent insider trading or tipping or who ignore it may also be liable under federal and state securities laws and subject to disciplinary action by Teradata.

Any violation of this Policy will subject an Associate to disciplinary action, which can include immediate termination by Teradata.

In addition, there are serious legal consequences to individuals who violate insider trading laws, including criminal and civil penalties, imprisonment, and disgorgement of any profits gained or losses avoided. An Associate may also be found liable for improper securities trading by any tippee to whom the

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Associate has disclosed material non-public information, including if the Associate has made recommendations or expressed opinions about securities trading on the basis of such material non-public information.

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and United States Department of Justice have made the prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

*administrative sanctions;

*securities industry self-regulatory organization sanctions;

*civil injunctions;

*damage awards to private plaintiffs;
*disgorgement of all profits;

*civil fines for the violator of up to three times the amount of profit gained or loss avoided;

*civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of specific amount provided by law and adjusted for inflation or three times the amount of profit gained or loss avoided by the violator;

*criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

*jail sentences of up to 20 years.

Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated in connection with insider trading.

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. Securities regulatory authorities, including the SEC, have the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations.

14. Legal Effect on Teradata.

This Policy is not intended to create obligations of Teradata or the Board of Directors beyond those established by applicable laws or regulations and will be interpreted as such.

15. Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by U.S. federal, state, foreign or other applicable securities laws and regulations, or contractual restrictions on the sale of securities.

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16. Amendments
Teradata reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations.

SPECIFIC APPLICATIONS FOR EMPLOYEE BENEFIT PLANS

1.Restricted Stock, Restricted Stock Unit, and Performance-Based Restricted Stock Unit Awards.

•This Policy does not apply to the vesting of restricted stock, restricted stock units, or performance-based restricted stock units issued under Teradata plans (collectively, “restricted equity”) or the exercise of a tax withholding right pursuant to which you elect to have Teradata withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such restricted equity.
•The Policy applies to any market sale of restricted equity after such shares have vested.

2.Stock Options

•An Associate may have an option grant vest and (i) exercise that option without regard to this Policy if the Associate pays the exercise price in cash to obtain the stock underlying that option and holds that stock or (ii) exercise a tax withholding right pursuant to which a person has elected to have Teradata withhold shares subject to an option to satisfy tax withholding requirements.
•This Policy covers the subsequent sale of stock received upon the exercise of a stock option.
•In addition, if an Associate conducts a "cashless exercise" to obtain the stock underlying the option (i.e., by selling some of the stock to pay for the purchase of the remaining stock, which is also referred to as a “sell to cover” or a “net exercise” transaction), such trade will be subject to this Policy.

3. Employee Stock Purchase Plan (ESPP)

•This Policy does not apply to the ongoing acquisition of stock through the ESPP as long as such purchases are outside the control of the employee. For example, if an employee enrolls in the plan as of March, an ongoing purchase several months later -- if made at the same contribution level that the employee elected in March -- would not be subject to this Policy.
•However, this Policy applies without exception to the subsequent sale of any stock acquired through the ESPP.

4. Dividend Reinvestment Plan

•This Policy does not apply to purchases of Teradata securities under any Teradata dividend reinvestment plan resulting from your reinvestment of dividends paid on Teradata securities, if any.
•This Policy does apply, however, to voluntary purchases of Teradata securities resulting from additional contributions you choose to make to any Teradata dividend reinvestment plan, and to your election to participate in such plan or increase in your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

5. Other Similar Transactions

•This Policy does not apply to any other purchase of Teradata securities from Teradata or sales of Teradata securities to Teradata.

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POLICY SUPPLEMENT

The following list includes examples of corporate events that may be material depending on the circumstances. It is not an exclusive list and there may be other types of events that could be considered material to Teradata. If unsure about whether information is material non-public information, Associates should contact the Chief Corporate and Governance Counsel for advice.
The following list includes examples of corporate events that may be material depending on the circumstances. It is not an exclusive list and there may be other types of events that could be considered material to Teradata. If unsure about whether information is material non-public information, Associates should contact the Chief Corporate and Governance Counsel for advice.

1.Proposed or Pending Major Corporate Transactions, including to the extent material:
•mergers, acquisitions, spin-offs or divestitures
•joint ventures or partnerships
•corporate restructuring
•minority investments

2. Unreleased Financial Information (Actual or Projected) about Teradata, or One or More of its Lines of Business or Regions
•any unreleased financial information (such as reported or non-GAAP revenue, EPS, operating income, cash flows, etc.), including any earnings announcements, forecasts, or corrections
•any revenue, earnings or order information indicating a trend
•data concerning the profitability of lines of business and/or products and services offered by Teradata
3. Acquisition or Loss of Major Contracts, including to the extent material
•customer contract awards or cancellations
•partner agreements or licenses
•supplier contracts or suppliers' ability to perform

4. Material Changes in Products or Services, including to the extent material
•introduction of new products or services
•discontinuance of old products or services
•inventions or product developments

5. Company-Wide Employment Issues, including to the extent material
•changes to Teradata executive officers or Board of Directors
•employee matters
•reductions in force, facility closings, geography consolidations or expansions, and/or business operation changes

6. Significant Changes in Financial Condition or Capital Structure
•stock splits
•new authorizations for the sale or purchase of Teradata securities or sales/purchases outside the ordinary course of business
•major financings, bank borrowings, or capital investment plans
•extraordinary items for accounting purposes such as write-offs and restructuring charges
•dividend actions (which includes decisions to pay/suspend a dividend)

7. Litigation or Legal Developments, including to the extent material
•lawsuits filed by or against Teradata
•settlements or other developments in litigation matters
•government investigations

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8. Major Changes in Corporate Strategy, including to the extent material
•discontinuance or addition of lines of business and/or geographic areas
•research and development efforts
•marketing plans

9. Major Cybersecurity Vulnerabilities or Incident
•A significant cybersecurity vulnerability and/or incident, such as, identified material security vulnerability in available products, a data breach, or any other significant disruption in Teradata’ operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure